NEUBERGER BERMAN EQUITY FUNDS
                               INSTITUTIONAL CLASS
                            ADMINISTRATION AGREEMENT

                                   SCHEDULE A

      The Institutional Class of the Series of Neuberger Berman Equity Funds currently subject to this Agreement is as follows:

            SERIES
            ------

            Neuberger Berman Genesis Fund




      Dated: December 16, 2000